Exhibit 99.2

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com

West Corporation Announces Lender Consent to Amend

Credit Agreement

OMAHA, NE, September 24, 2010 – West Corporation, a leading provider of technology-driven, voice-oriented solutions, today announced it has received lender consent to amend and restate the credit agreement governing its senior secured credit facilities.

The amended and restated credit agreement is expected to modify the Company’s senior secured credit facilities in several respects, including as follows:

•	Extend the maturity of a portion of the Company’s $250 million revolving credit facility to January 2016 from October 2012;

•	Extend the maturity of up to $500 million of its term loans to July 2016 from October 2013 with the interest rate margins of such extended term loans increasing by 1.875 percent;

•	Increase the interest rate margins of approximately $985 million of its term loans due July 2016 by 0.375 percent to match the interest rate margins for the newly extended term loans; and

•	Modify the step-down schedule in the current financial covenants and modify certain covenant baskets.

The effectiveness of these amendments will be subject to certain conditions, including the issuance of at least $500 million aggregate principal amount of senior unsecured notes to repay a portion of the Company’s term loans and there being no more than $500 million of term loans due October 2013 outstanding after giving effect to the prepayment of term loans and the extension of term loan maturities.

West Corporation CFO, Paul Mendlik stated: “These changes will improve West’s capital structure by extending the weighted average maturity of funded debt from 4.4 to 5.5 years and provide greater flexibility for future growth plans.”

About West Corporation

West Corporation is a leading provider of technology-driven, voice-oriented solutions. West offers its clients a broad range of communications and infrastructure management solutions that help them manage or support critical communications. West’s customer contact solutions and conferencing services are designed to improve its clients’ cost structure and provide reliable, high-quality services. West also provides mission-critical services, such as public safety and emergency communications.

Founded in 1986 and headquartered in Omaha, Nebraska, West serves Fortune 1000 companies and other clients in a variety of industries, including telecommunications, banking, retail, financial, technology and healthcare. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, the effects of global economic trends on the businesses of West’s clients; competition in West’s highly competitive industries; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the loss, financial difficulties or bankruptcy of any key clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; increases in the cost of voice and data services or significant interruptions in these services; the cost of pending and future litigation; extensive regulation affecting many of West’s businesses; security and privacy breaches of the systems West uses to protect personal data; West’s ability to protect its proprietary information or technology; the cost of defending West against intellectual property infringement claims; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions and integrate or achieve the objectives of its recent and future acquisitions; and West’s ability to recover charged-off consumer receivables and decreases in collections in its receivables management business. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the incurrence of significant additional indebtedness by West and its subsidiaries and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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